TIAA AND CREF NON-EMPLOYEE TRUSTEE AND MEMBER
                           DEFERRED COMPENSATION PLAN

                           ARTICLE I. PURPOSE OF PLAN

1.1 The TIAA and CREF Non-Employee Trustee and Member Deferred Compensation Plan is intended to provide non-employee Trustees of TIAA and CREF, and Members of the Board of Overseers, with additional compensation, payable at termination, in order to recognize their individual contributions to TIAA's and CREF's short-and long-term success. It is designed as a non-qualified deferred compensation plan and to comply with the requirements of Internal Revenue Code Section 457(e)(12). The effective date of this Plan is January 1, 1990, as amended through January 1, 1995.

                             ARTICLE II. DEFINITIONS

2.1 Administrator: The Nominating and Personnel Committees of the Trustees of TIAA and the Trustees of CREF.

2.2 Beneficiary: The person or persons designated by a Participant to receive a death benefit.

2.3 Member: A non-employee member of the Board of Overseers of TIAA and CREF.

2.4 Participant: A Trustee or Member who is described in section 4.1 of the Plan.

2.5 Plan:  The TIAA and CREF  Trustee  Deferred  Compensation Plan.

2.6 Plan Year:  A calendar year.

2.7 Stipend: The basic compensation paid to a Trustee or Member. The stipend does not include fees or expenses or any extra stipend paid to a Participant as Chair of a Committee.

2.8 Termination: The date that a Participant ceases to be a Trustee or a Member. A Participant will not be deemed to be terminated if the Participant becomes a Trustee in the term immediately following the completion of a term as a Member, or becomes a Member immediately following the completion of a term as a Trustee.

2.9 Trustee: A non-employee member of the Trustees of TIAA or the Trustees of CREF.

2.10.1 Term Year: A consecutive twelve month period beginning on the first day a Trustee or a Member becomes a participant during which he or she remains a Participant until the last day of the twelfth month.

2.10.2 Fractional Term Year: A portion of a term year calculated by dividing the number of completed calendar months following the last completed term year during which a Trustee or a Member is a Participant by twelve.

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2.10.3  Aggregate Term Years: The total number of term years of a Participant as of the date of reference, plus any applicable fractional term year, reduced by any term years prior to a termination for which a benefit has been accrued and paid pursuant to Article V. However, for purposes of calculating benefits under this Plan, the aggregate term years for any Participant shall never exceed 20.

2.11 Term: The period for which a Trustee or a Member is elected as set out in the Charters of TIAA and CREF.

                           ARTICLE III. ADMINISTRATION

3.1 The plan shall be administered by the Administrator, which shall have the authority to interpret the terms and provisions of this Plan. Such interpretation shall be final and binding on all persons, including the Company and Participants. The Administrator reserves the right to amend or terminate the Plan without notice at any time and for any reason, including an amendment or termination that shall have the effect of reducing any vested benefit accrued to a Participant prior to the date of the amendment or termination.

3.2 The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable. It may delegate such ministerial functions necessary for the operation of the plan to the Executive Vice President, Human Resources of TIAA, including but not limited to: application of rules determining eligibility for participation of benefits; maintenance of records and bookkeeping; calculation and payment of benefits; making recommendations to the Administrator with respect to plan administration.

                    ARTICLE IV. ELIGIBILITY AND PARTICIPATION

4.1 All Trustees and Members as defined in section 2.3 and 2.9 are eligible to participate in this plan.

4.2 Participation shall commence on the first day of the Trustee's or Member's first term as a Trustee or Member.

4.3               Participation   shall  end  at  the  termination  of  the
Trustee or Member.

                    ARTICLE V. DEFERRED COMPENSATION BENEFIT

5.1 Notwithstanding the formula set out in section 5.2, a Participant's deferred compensation benefit shall equal zero until he or she has attained five aggregate term years.

5.2  A  Participant's   deferred  compensation  amount  will  be  calculated  in
accordance with the following formulae:

a) Fifty per cent of the annual stipend in effect for Trustees at the Participant's Termination multiplied by the Aggregate Term Years

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         attributable to the Participant's service as a Trustee, plus

b) Fifty per cent of the annual stipend in effect for Members at the Participant's Termination multiplied by the Aggregate Term Years attributable to the Participant's service as a Member.

If the Aggregate Term Years are reduced to 20 in accordance with section 2.10.3, the Aggregate Term Years to be used in subparagraphs (a) and (b) will be determined by reducing the total Aggregate Term Years on a pro-rata basis by applying a fraction the numerator of which is the years attributable to the Participant's service as a Trustee or Member (whichever is applicable) and the denominator of which is the Participant's unreduced Aggregate Term Years.

5.3 Such amount shall be paid in a lump sum on the first of the month following the month of the Participant's termination or as soon as practicable thereafter.

                            ARTICLE VI. DEATH BENEFIT

6.1 In the event that a Participant dies before termination, his or her benefit, if any, calculated as if he or she terminated on the day before his or her death, will be paid to his or her designated beneficiary.

                        ARTICLE VII. GENERAL PROVISIONS

7.1 The Plan is unfunded. Awards will be paid out of the general assets of TIAA and CREF.

7.2 A Participant's right to deferred compensation amounts under this Plan are subject to the Administrator's right to amend or terminate the Plan as set out in section 3.1.

7.3 Rights to and interest in awards may not be assigned, used as collateral, or otherwise transferred either directly or by operation of law and no such right or interest of any Participant under the plan shall be subject to any obligation or liability of a Participant.

7.4 Each Participant may file, on a form to be provided by the Administrator or its delegate, a written election designating his or her beneficiary. Such designation shall be revocable, unless the Participant designates a beneficiary as irrevocable. However, any such designation shall not be effective unless and until received by the duly authorized representative of the Company prior to the Participant's death. If a Participant dies and there is no effective beneficiary designation or the beneficiary dies before payment is made, the amount payable shall be paid to the executors or administrators of the Participant's estate.

7.5 The Administrator may make such provision to withhold any taxes which it is required to withhold from any applicable benefit payment. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such payment.

7.6 The Plan and all actions taken pursuant to the Plan shall be governed

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by and construed in accordance with the laws of the State of New York. The invalidity or unenforceability of any one or more provisions of the Plan shall not affect the validity or enforceability of the Plan, which shall remain in full force and effect to the extent permitted by law.

                                                                 January 3, 1995




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